                                                                    Exhibit 99.1


          QUEST DIAGNOSTICS REPORTS STRONG REVENUE AND EARNINGS GROWTH
                              IN FIRST QUARTER 2004

TETERBORO, N.J., APRIL 22, 2004--Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced that for the first quarter ended March 31, 2004, net income increased to $116 million from $88 million in the first quarter of 2003. Earnings per diluted share increased 28% to $1.10 from $0.86 in 2003.

First quarter revenues grew 14.9% over the prior-year level to $1.3 billion and reflect the acquisition of Unilab Corporation, which was completed on February 28, 2003. Clinical testing volume, measured by the number of requisitions, increased 11.1%. Revenue per requisition increased 3.1%, driven primarily by continued improvements in test mix. The remainder of the revenue growth was contributed by the company's non-clinical testing businesses. On a pro forma basis, assuming that Unilab had been part of Quest Diagnostics since January 1, 2003, revenue per requisition increased 4.4%, and clinical testing volume increased 2.9%.

For the first quarter, operating income was $209 million, or 16.6% of revenues, compared to $163 million, or 14.9% of revenues, in 2003. Bad debt expense improved to 4.5% of revenues compared to 5.0% a year ago. Days sales outstanding improved to 45 days, compared to 48 days at the end of 2003. Cash flow from operations increased to $111 million from $58 million in 2003. During the quarter the company repurchased $45 million of its common stock and made capital expenditures of $45 million.

"We achieved strong revenue growth and further increased operating efficiency during the quarter," said Kenneth W. Freeman, Chairman and Chief Executive Officer. "Our focus on driving organic revenue growth continues to show steady progress. As a result of strong first quarter performance, we are raising guidance for the full year 2004."

For the full year 2004, revenues are now expected to increase approximately 7% compared to previous guidance of 6%. This includes a full twelve months of revenues from Unilab, acquired February 28, 2003, which is expected to increase reported revenues by approximately 1.5%. Operating income is expected to approximate 18% of revenues, cash from operations is expected to approximate $700 million, and capital expenditures are expected to be between $180 million and $190 million.

Full year earnings per diluted share are expected to be between $4.80 and $4.90, before anticipated charges associated with the accelerated CEO succession process and costs related to the second quarter refinancing of the company's bank debt and credit facility. This compares to previous guidance of $4.70 to $4.80 per diluted share, which also excluded such charges. Including these non-recurring pre-tax charges preliminarily estimated to total approximately $11.6 million or $0.07 per share, earnings are expected to be between $4.73 and $4.83 per diluted share.

For the second quarter, revenues are expected to grow approximately 5% over the prior year, reflecting the anniversary of the Unilab acquisition. Operating income is expected to exceed 18% of revenues, and earnings per diluted share are expected to be between $1.25 and $1.30, before anticipated charges preliminarily estimated to total approximately $6 million, or $0.04 per share, related to the accelerated CEO succession process and the debt refinancing.

Quest Diagnostics will hold its first quarter conference call on April 22 at 8:30 A.M. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts may access StreetEvents at: www.streetevents.com, and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, a replay of the call will be available from 10 A.M. on April 22 through 11 P.M. on May 21 to investors in the U.S. by dialing 888-568-0719. Investors outside the U.S. may dial 402-998-1485. No password is required for either number.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable healthcare professionals to make decisions that improve health. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and provides advanced information technology solutions to improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2003 Form 10-K and subsequent filings.



                                - Table follows -

                 Quest Diagnostics Incorporated and Subsidiaries

                      Consolidated Statements of Operations
               For the Three Months Ended March 31, 2004 and 2003
                      (in millions, except per share data)

                                                                     Three Months Ended
                                                                          March 31,
                                                              ----------------------------------
                                                                   2004               2003
                                                              ----------------   ---------------
Net revenues..............................................        $1,255.7           $1,092.8

Operating costs and expenses:
Cost of services..........................................           737.3              648.1
Selling, general and administrative.......................           307.5              279.2
Amortization of intangible assets.........................             2.1                2.0
Other operating expense, net .............................               -                0.2
                                                                  --------           --------
  Total operating costs and expenses......................         1,046.9              929.5
                                                                  --------           --------

Operating income .........................................           208.8              163.3

Other income (expense):
Interest expense, net.....................................           (14.6)             (13.9)
Minority share of income..................................            (4.5)              (3.8)
Equity earnings in unconsolidated joint ventures..........             4.6                4.0
Other income (expense), net...............................             1.2               (0.8)
                                                                  --------           --------
  Total non-operating expenses, net.......................           (13.3)             (14.5)
                                                                  --------           --------

Income before taxes.......................................           195.5              148.8
Income tax expense........................................            79.4               60.8
                                                                  --------           --------
Net income................................................        $  116.1           $   88.0
                                                                  ========           ========

----------------------------------------------------------------------------------------------

Basic earnings per common share:
Net income................................................        $   1.13           $   0.88

Weighted average common shares outstanding - basic........           103.1              100.0

---------------------------------------------------------------------------------------------

Diluted earnings per common share:
Net income................................................        $   1.10           $   0.86

Weighted average common shares outstanding - diluted......           105.7              102.5

---------------------------------------------------------------------------------------------

Operating income as a percentage of net revenues (A)......           16.6%              14.9%

---------------------------------------------------------------------------------------------

(A) Calculated by dividing operating income by net revenues.

                 Quest Diagnostics Incorporated and Subsidiaries

                           Consolidated Balance Sheets
                      March 31, 2004 and December 31, 2003
                      (in millions, except per share data)


                                                                              March 31,         December 31,
                                                                                2004               2003
                                                                             -----------      ---------------
 Assets
 Current assets:
 Cash and cash equivalents.............................................      $  190.1            $  155.0
 Accounts receivable, net .............................................         650.5               609.2
 Inventories...........................................................          72.6                72.5
 Deferred income taxes.................................................          98.1               109.0
 Prepaid expenses and other current assets.............................          62.3                50.1
                                                                             --------            --------
    Total current assets...............................................       1,073.6               995.8
 Property, plant and equipment, net....................................         609.8               607.3
 Goodwill, net.........................................................       2,517.4             2,518.9
 Intangible assets, net................................................          15.0                17.0
 Deferred income taxes.................................................          50.8                49.6
 Other assets..........................................................         113.5               112.8
                                                                             --------            --------
 Total assets..........................................................      $4,380.1            $4,301.4
                                                                             ========            ========

 Liabilities and Stockholders' Equity
 Current liabilities:
 Accounts payable and accrued expenses.................................        $617.4            $  649.9
 Short-term borrowings and current portion of long-term debt...........          44.6                73.9
                                                                             --------            --------
     Total current liabilities..........................................        662.0               723.8
 Long-term debt........................................................       1,057.7             1,028.7
 Other liabilities.....................................................         155.9               154.2
 Common stockholders' equity:
 Common stock, par value $0.01 per share; 300 shares authorized;
    106.8 shares issued at both March 31,
    2004 and December 31, 2003, respectively...........................           1.1                 1.1
 Additional paid-in capital............................................       2,252.8             2,267.0
 Retained earnings.....................................................         481.2               380.5
 Unearned compensation.................................................          (1.8)               (2.3)
 Accumulated other comprehensive income................................           3.5                 5.9
 Treasury stock, at cost; 3.5 and 4.0 shares at March
    31, 2004 and December 31, 2003, respectively.......................        (232.3)             (257.5)
                                                                             --------            --------
    Total common stockholders' equity..................................       2,504.5             2,394.7
                                                                             --------            --------
 Total liabilities and stockholders' equity............................      $4,380.1            $4,301.4
                                                                             ========            ========

                 Quest Diagnostics Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows
               For the Three Months Ended March 31, 2004 and 2003
                                  (in millions)

                                                                                   Three Months Ended
                                                                                       March 31,
                                                                             ------------------------------
                                                                                2004                2003
                                                                             ----------          -----------
Cash flows from operating activities:
Net income............................................................        $ 116.1             $  88.0
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization.........................................           41.1                36.7
Provision for doubtful accounts.......................................           56.6                54.6
Deferred income tax provision ........................................           11.4                10.0
Minority share of income..............................................            4.5                 3.8
Stock compensation expense............................................            0.5                 1.5
Tax benefits associated with stock-based compensation
     plans............................................................           24.4                 5.7
Other, net............................................................           (1.1)               (1.0)
Changes in operating assets and liabilities:
   Accounts receivable................................................          (97.9)              (84.3)
   Accounts payable and accrued expenses..............................          (63.9)              (96.2)
   Integration, settlement and other special charges..................          (13.9)               (4.9)
   Income taxes payable...............................................           41.5                40.0
   Other assets and liabilities, net..................................           (8.6)                4.4
                                                                               ------             -------
Net cash provided by operating activities.............................          110.7                58.3
                                                                               ------             -------

Cash flows from investing activities:
Business acquisitions, net of cash acquired..........................               -              (236.4)
Capital expenditures.................................................           (45.1)              (37.5)
Increase in investments and other assets.............................            (3.6)               (2.6)
Proceeds from disposition of assets..................................             3.2                   -
                                                                               ------             -------
Net cash used in investing activities................................           (45.5)             (276.5)
                                                                               ------             -------

Cash flows from financing activities:
Proceeds from borrowings.............................................            75.0               450.0
Repayments of debt...................................................           (75.4)             (269.0)
Purchases of treasury stock..........................................           (44.9)                  -
Exercise of stock options............................................            34.5                 2.8
Dividends paid.......................................................           (15.4)                  -
Distributions to minority partners...................................            (3.9)               (3.0)
Financing costs paid.................................................               -                (4.2)
Other................................................................               -                 0.4
                                                                               ------             -------
Net cash (used in) provided by financing activities..................           (30.1)              177.0
                                                                               ------             -------

Net change in cash and cash equivalents..............................            35.1               (41.2)

Cash and cash equivalents, beginning of period.......................           155.0                96.8
                                                                               ------             -------

Cash and cash equivalents, end of period.............................          $190.1             $  55.6
                                                                               ======             =======

Cash paid during the period for:
Interest.............................................................          $ 21.9             $  27.1
Income taxes.........................................................          $  3.6             $   7.2

Notes to Financial Tables

 1) Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding. Potentially dilutive common shares primarily represent stock options.

    The following table presents net income and basic and diluted earnings per common share, had the Company elected to recognize compensation cost based on the fair value at the grant dates for stock option awards and discounts granted for stock purchases under the Company's Employee Stock Purchase Plan, consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123":

                                                                                   Three Months Ended
                                                                                        March 31,
                                                                          -------------------------------------
                                                                                2004              2003
                                                                          ----------------   ------------------
                                                                            (in millions, except per share data)
     Net income
     Net income, as reported.....................................              $116.1              $ 88.0
     Add:  Stock-based compensation under APB 25.................                 0.5                 1.5
     Deduct:  Total stock-based compensation expense
        determined under fair value method for all
        awards, net of related tax effects.......................               (10.9)              (14.7)
                                                                               ------              ------
     Pro forma net income........................................              $105.7              $ 74.8
                                                                               ======              ======
     Earnings per common share
     Basic - as reported.........................................              $ 1.13              $ 0.88
                                                                               ------              ------
     Basic - pro forma...........................................              $ 1.03              $ 0.75
                                                                               ------              ------
     Diluted - as reported.......................................              $ 1.10              $ 0.86
                                                                               ------              ------
     Diluted - pro forma.........................................              $ 1.01              $ 0.74
                                                                               ------              ------

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                                  Three Months Ended
                                                                                      March 31,
                                                                           ---------------------------------
                                                                                2004              2003
                                                                           ----------------  ---------------
     Dividend yield...........................................                    0.7%                0.0%
     Risk-free interest rate..................................                    3.0%.               2.9%
     Expected volatility.....................................                    47.3%               48.1%
     Expected holding period, in years.........................                     5                   5

 2) Other operating expense, net represents miscellaneous income and expense items related to operating activities such as gains and losses associated with the disposal of operating assets.

 3) In 2003, the Board of Directors authorized a share repurchase program, which permits the Company to purchase up to $600 million of its common stock. For the quarter ended March 31, 2004, the Company repurchased approximately 0.5 million shares of its common stock at an average price of $81.97 per share for a total of $45 million. Since the inception of the share repurchase program, the Company has repurchased approximately 4.5 million shares of its common stock at an average price of $66.64 for a total of $303 million. The Company reissued 1.0 million of these shares in connection with employee benefit plans. At March 31, 2004, $297 million of the share repurchase authorization remained available.

 4) Free cash flow represents net cash provided by operating activities less capital expenditures. Free cash flow is presented because management believes it is a useful adjunct to cash flow from operating activities and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's ability to fund investing activities and meet its future debt service requirements. Free cash flow is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles net cash provided by operating activities to free cash flow:

                                                                                  Three Months Ended
                                                                                        March 31,
                                                                             -----------------------------
                                                                                2004                2003
                                                                             ---------            --------
                                                                                     (in millions)
     Net cash provided by operating activities....................             $110.7               $58.3
     Less:  Capital expenditures..................................               45.1                37.5
                                                                               ------               -----
     Free cash flow...............................................             $ 65.6               $20.8
                                                                               ======               =====

 5) Estimated comparable diluted earnings per common share represents management's estimate of diluted earnings per common share for the full year 2004 and quarter ended June 30, 2004 before charges associated with the accelerated CEO succession process and the second quarter refinancing of the Company's bank debt and credit facility. Estimated comparable diluted earnings per common share is presented because management believes it is a useful adjunct to estimated diluted earnings per common share and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of the Company's ongoing operating performance and is on a basis consistent with previous estimates of diluted earnings per common share. Estimated comparable diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated diluted earnings per common share. The following table reconciles estimated diluted earnings per common share to estimated comparable diluted earnings per common share:

                                                                  Twelve Months         Three Months
                                                                      Ended                 Ended
                                                                December 31, 2004       June 30, 2004
                                                                -------------------   ----------------
     Estimated diluted earnings per common share...............  $4.73 - $4.83          $1.21 - $1.26
     Add:
     Estimated charge related to CEO succession process........       0.05                   0.02
     Refinancing charge........................................       0.02                   0.02
                                                                 -------------          -------------
     Estimated comparable diluted earnings per common share....  $4.80 - $4.90          $1.25 - $1.30
                                                                 =============          =============